EXPLANATORY NOTE

The information contained in this free writing prospectus was unintentionally distributed by a member of the underwriting syndicate in connection with the offering of securities by the issuer.  The issuer was recently notified of this unintentional distribution and is filing this free writing prospectus under Rule 164 of the Securities Act of 1933, as amended, as soon as practicable after discovery of the failure to file.

Free Writing Prospectus

Filed Pursuant to Rules 433 and 164

Registration No. 333-157910

Harley-Davidson Motorcycle Trust 2009-3 (TALF-Eligible)

Internal Use Only

September 28, 2009

$700,000,000

	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes
Offer Size (face)	$191,000,000	$233,000,000	$214,000,000	$62,000,000
Ratings (Moody’s/S&P)	P-1/A-1+	Aaa/AAA	Aaa/AAA	Aaa/AAA
ERISA Eligible?	Yes	Yes	Yes	Yes
Interest Day Count	Act/360	30/360	30/360	30/360
Fixed or Floating	Fixed	Fixed	Fixed	Fixed
Legal Final Maturity	October 2010	April 2012	September 2013	April 2017
Regular Distribution Date	Monthly on the 15th	Monthly on the 15th	Monthly on the 15th	Monthly on the 15th
First Principal Payment Date	November 2009	May 2010	March 2011	April 2012
Expected Final to Maturity	May 2010	March 2011	April 2012	September 2012
10% Clean-up Call	N/A	N/A	N/A	N/A
First Interest Payment Date	November 16, 2009	November 16, 2009	November 16, 2009	November 16, 2009
Principal Window (months)	(1 – 7) 7	(7 – 17) 11	(17 – 30) 14	(30 – 35) 6
Weighted Avg. Life (to call) (yrs)	0.30	0.99	1.99	2.74
Weighted Avg. Life (to mat) (yrs)	0.30	0.99	1.99	2.74
Modified Duration (yrs)	0.30	0.98	1.93	2.60
Prepayment Speed (ABS)	1.50%	1.50%	1.50%	1.50%
Pricing Benchmark	Inter LIBOR	EDSF	EDSF	Inter Swaps
Clearance	DTC/Euroclear/ Clearstream	DTC/Euroclear/ Clearstream	DTC/Euroclear/ Clearstream	DTC/Euroclear/ Clearstream
TALF Eligible?	Yes	Yes	Yes	Yes
TALF Haircut	7%	7%	8%	9%
Minimum Denominations	$100k / $1k	$100k / $1k	$100k / $1k	$100k / $1k

Timeline:
Pre-marketing begins:	Monday, September 28, 2009
Expected announcement:	Tuesday, September 29, 2009
Expected launch/pricing:	Thursday, Oct. 1, 2009
Expected closing (settles flat):	Friday, Oct. 9, 2009

Harley-Davidson Motorcycle Trust 2009-3 (TALF-Eligible)

Internal Use Only

September 28, 2009

Key Sales Points:

•                  Programmatic issuer.  Harley-Davidson Credit Corp., a 100% owned subsidiary of Harley-Davidson Financial Services Inc., is an experienced originator and servicer.  HDMOT 2009-3 marks Harley-Davidson’s third ABS transaction in 2009

•                  Four tranches of senior notes.  Harley-Davidson Motorcycle Trust 2009-3 (“HDMOT 2009-3”) will utilize a sequential-pay senior/subordinate transaction structure in which it will offer four tranches of Class A Notes and retain a non-interest bearing Certificate

•                  Ample excess spread.  The ample annual excess spread of approximately 9.19% contributes to the strong credit enhancement for this transaction

•                  Increased credit enhancement.  Similar to Harley’s earlier 2009 ABS transactions, HDMOT 2009-3 features 23.00% of initial credit enhancement, comprised of subordinated certificates (22.00%) and a reserve fund (1.00%)

•                  Management response to rising delinquencies and losses. Similar to other issuers, Harley has experienced some performance deterioration and has tightened underwriting guidelines and adjusted servicing practices accordingly

•                  Tightened underwriting:

•                  In 2008 and 2009, Harley tightened LTV requirements across all credit tiers, capping prime contracts between 120% and 140% and reducing their lower tier floors to 90% vs. 100% - 120%

•                  Harley also incorporated PTI as a decision factor for lower tier contracts and inputted an auto decline floor of 510 FICO

•                  For Harley’s lower tier contracts, they increased down payments to 20% from 10% and implemented a minimum job requirement of 6 months

•                  Improved servicing procedures:

•                  Hired 80 additional collectors to reduce the number of accounts to each collector

•                  Expanded the number of auction sites and refined the remarketing process to improve recovery proceeds

•                  Outsourced early-state delinquency management and the handling of bankruptcy accounts to better target high risk accounts

Transaction Summary:

•                  HDMOT 2009-3 will publicly offer $700,000,000 in fixed rate securities, comprised of four Class A tranches

•                  The Class A-1 Notes will be fixed rate securities and will pay interest on an actual/360 basis

•                  The Class A-2, A-3 and A-4 Notes will pay interest on a 30/360 basis

•                  The Class A-1 Notes will be 2a7 eligible and will be rated A-1+/P-1 by S&P and Moody’s. The Class A-2, A-3 and A-4 will be rated AAA/Aaa by S&P and Moody’s

•                  The unrated subordinated Certificate class is non-interest bearing and will be retained by Harley-Davidson

•                  No principal payments will be paid to the Certificate class until the Class A Notes have been reduced to zero

•                  The payment date will occur on the 15th of each month (the first payment date will be November 16, 2009)

•                  HDMOT 2009-3 will not be pre-funded

Harley-Davidson Motorcycle Trust 2009-3 (TALF-Eligible)

Internal Use Only

September 28, 2009

Triple A Credit Enhancement:

	2009-3		2009-2		2009-1		2008-1
	Initial	Target	Initial	Target	Initial	Target	Initial	Target
Subordinated Class B Notes:	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	7.00%	7.00%
Subordinated Class C Notes:	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	3.00%	3.00%
Subordinated Certificates:	22.00%	22.00%	22.00%	22.00%	22.00%	22.00%	0.00%	0.00%
Reserve Account:	1.00%	2.70%	1.00%	2.70%	1.00%	2.70%	0.25%	2.25%
Total:	23.00%	24.70%	23.00%	24.70%	23.00%	24.70%	10.25%	12.25%

•                  Subordination:  $197,435,897 (22.00% of the collateral balance) Certificates

•                  Reserve Account: Initial deposit of 1.00% of the initial principal balance; target reserve is 2.70% of the outstanding principal balance; subject to a floor of 1.00% of the initial principal balance

•                  Reserve fund will build to 6.00% of outstanding principal balance if the following triggers are breached:

Cumulative Loss Ratio >
Month	Ratio
1 - 12	2.50%
13 - 24	3.75%
25 - 36	5.00%
37 - 48	6.50%
49+	7.25%

Avg. Loss Ratio >
Month	Ratio
All	6.00%

Avg. Delq Ratio >
Month	Ratio
1 - 12	3.75%
13 - 24	4.25%
25 - 36	4.75%
37+	5.25%

•                  Available excess spread: Estimated to be 9.19% per annum based on 12.08% gross WAC on the collateral – 1.89% WAC on the bonds - 1.00% servicing fee

Harley-Davidson Motorcycle Trust 2009-3 (TALF-Eligible)

Internal Use Only

September 28, 2009

Credit Enhancement Build

•                  The HDMOT 2009-3 transaction structure benefits from significant credit enhancement build

Transaction Age	2009-3
0	23.00%
6	30.56%
12	37.36%
18	46.13%
24	59.06%
30	80.03%

Harley-Davidson Motorcycle Trust 2009-3 (TALF-Eligible)

Internal Use Only

September 28, 2009

Initial Collateral Pool Information:

	2009-3*	2009-2	2009-1	2008-1	2007-3	2007-2	2007-1	2006-3	2006-2	2006-1
Pricing Date	TBD	7/7/2009	5/5/2009	2/15/2008	8/23/2007	5/15/2007	1/23/2007	8/17/2006	5/19/2006	2/16/2006

Initial First Takedown	$946,533,640	$897,438,333	$641,025,708	$540,000,001	$782,000,294	$688,560,338	$547,481,210	$545,413,805	$503,275,266	$481,645,777
Deal Size	$700,000,000	$700,000,000	$500,000,000	$486,000,000	$782,000,000	$950,000,000	$800,000,000	$800,000,000	$800,000,000	$730,000,000
Collateral
Avg O/S Prin Bal	$11,769	$14,108	$14,220	$13,905	$15,479	$14,134	$13,801	$15,133	$15,204	$15,705
Weighted Average Coupon	12.08%	12.62%	12.47%	11.84%	10.75%	12.63%	12.16%	12.23%	11.97%	11.00%
Weighted Average Original Term (Months)	74	75	75	74	74	76	76	77	77	76
Weighted Average Remaining Term (Months)	64	69	67	68	72	72	70	76	76	74
Seasoning	11	5	9	6	2	4	6	1	1	2
WA FICO	703	696	693	693	692	682	690	690	689	696
New/Used	73%/27%	74%/26%	76%/24%	79%/21%	84%/16%	79%/21%	78%/22%	83%/17%	81%/19%	81%/19%

Geographic Distribution	TX - 11.66%	TX - 9.95%	CA - 9.85%	TX - 13.51%	TX - 9.38%	TX - 11.07%	TX - 13.51%	TX - 9.05%	TX - 8.88%	FL - 12.75%
	CA - 8.53%	CA - 8.35%	FL - 8.95%	CA - 9.25%	CA - 7.46%	FL - 7.76%	FL - 12.81%	CA - 8.27%	CA - 7.48%	TX - 12.65%
	FL - 6.60%	FL - 6.68%	PA - 6.88%	FL - 8.81%	FL - 5.48%	CA - 7.20%	CA - 10.20%	FL - 6.61%	FL - 7.09%	CA - 10.52%

*Statistical Pool

Harley-Davidson Motorcycle Trust 2009-3 (TALF-Eligible)

Internal Use Only

September 28, 2009

Delinquency Performance:

Harley-Davidson Historical Delinquency Experience (1)

	At August 31, 2009		At August 31, 2008
	Number of Contracts	Amount	Number of Contracts	Amount
Portfolio	518,324	$5,703,683.0	521,631	$6,058,253.1
Period of Delinquency (2)
30-59 Days	16,896	$192,454.1	16,779	$201,371.6
60-89 Days	5,243	61,850.0	6,199	75,505.5
90 Days or More	4,528	59,112.4	4,266	55,081.6
Total Delinquencies	26,667	$313,416.4	27,244	$331,958.6
Total Delinquencies as a % of Total Portfolio	5.14%	5.49%	5.22%	5.48%

	At December 31, 2008		At December 31, 2007
	Number of Contracts	Amount	Number of Contracts	Amount
Portfolio	516,742	$5,856,866.7	478,600	$5,613,613.3
Period of Delinquency (2)
30-59 Days	17,722	$212,394.9	16,085	$194,960.4
60-89 Days	6,225	75,886.7	6,412	79,657.8
90 Days or More	6,749	87,672.5	5,703	76,162.7
Total Delinquencies	30,696	$375,954.1	28,200	$350,780.9
Total Delinquencies as a % of Total Portfolio	5.94%	6.42%	5.89%	6.25%

	At December 31, 2006		At December 31, 2005
	Number of Contracts	Amount	Number of Contracts	Amount
Portfolio	415,533	$4,960,657.4	354,462	$4,288,120.8
Period of Delinquency (2)
30-59 Days	12,412	$150,722.9	10,581	$126,576.2
60-89 Days	4,683	58,559.3	3,491	42,591.1
90 Days or More	3,826	49,890.0	2,956	39,716.5
Total Delinquencies	20,921	$259,172.2	17,028	$208,883.9
Total Delinquencies as a % of Total Portfolio	5.03%	5.22%	4.80%	4.87%

	At December 31, 2004		At December 31, 2003
	Number of Contracts	Amount	Number of Contracts	Amount
Portfolio	300,731	$3,591,481.6	253,698	$2,957,573.3
Period of Delinquency (2)
30-59 Days	9,324	$105,158.6	8,355	$89,029.9
60-89 Days	2,642	30,583.7	2,924	31,387.3
90 Days or More	2,078	26,524.9	1,738	20,228.8
Total Delinquencies	14,044	$162,267.2	13,017	$140,646.0
Total Delinquencies as a % of Total Portfolio	4.67%	4.52%	5.13%	4.76%

(1)   Includes delinquent contracts already in repossession

(2)          The period of delinquency is based on the number of days payment is contractually past due (assuming 30-day months). Consequently, a payment due on the first day of a month is not 30 days delinquent until the first day of the next month

Harley-Davidson Motorcycle Trust 2009-3 (TALF-Eligible)

Internal Use Only

September 28, 2009

Loss Performance:

Harley-Davidson Historical Net Credit Loss Experience

	For the eight months ended August 31,		For the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Outstanding Balance of All Contracts Serviced (1)	$5,652,784	$5,701,913	$5,775,467	$5,380,793	$4,680,658	$3,985,412	$3,301,278
Contract Liquidations (2)	5.20%	4.28%	4.29%	3.39%	2.94%	2.64%	2.36%
Net Losses:
Dollars (3)	$99,002.8	$73,379.8	$133,356.8	$103,638.2	$66,280.0	$51,152.9	$31,951.7
Percentage (4)	2.63%	1.93%	2.31%	1.93%	1.42%	1.28%	0.97%

(1)          Calculated by dividing (i) the sum of the average principal balance of receivables outstanding for each calendar month in the period by (ii) the number of months in the period

(2)          As a percentage of the monthly average number of contracts being serviced, divided by the number of months in the period, calculated on an annualized basis

(3)          Net losses equal charge-offs net of recoveries. Repossessed collateral is carried at the seller’s estimate of fair market value

(4)          As a percentage of the outstanding balance of all contracts serviced, calculated on an annualized basis

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.